UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Cedar Fair, L.P.

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On December 17, 2010, the Board of Directors of Cedar Fair Management, Inc. sent the following letter to Mr. Geoffrey Raynor:

December 17, 2010

Mr. Geoffrey Raynor

301 Commerce Street

Suite 3200

Fort Worth, TX 76102

Dear Mr. Raynor,

We the undersigned, as the entire membership of the Board of Directors of Cedar Fair Management, Inc., would like to set the record straight regarding the misstatements and mischaracterizations in your letter to us dated December 9, 2010.

Given that: 1) you turned down the opportunity to serve on the Board and participate in our ongoing leadership succession planning process and 2) you have never personally met any of the directors except for the Chairman and the two newest members that you helped select, we must take issue with your factually incorrect assertions that the current Board has not acted in the best interests of unitholders and simply “went along” with the Chairman’s wishes. This is a Board that is solely focused on the best interests of all unitholders. Our meetings include open and frank discussions and we always consider new ideas, whether proposed by other directors, management or unitholders.

You continue to criticize us for acting on our fiduciary responsibility to all unitholders while you are not interested in having that same fiduciary obligation. We can only conclude that it would be difficult for you to reconcile the discrepancy between the short-term interests of your own hedge fund investors and the long-term growth goals of the Company and other unitholders.

As you are aware, your proposal to immediately increase the distributions payable to unitholders is not permitted under the current financing, which includes market-driven terms and covenants, and provides for the payment of a distribution now with an ability to increase it in the future. As you are also aware, the prior credit agreement had previously restricted us from paying any distribution based on our leverage levels. We do not believe it is in the long-term interests of all unitholders to put the financial stability of the Company at risk. Examples of the downside of less-than-rigorous fiscal policies are not hard to find. In fact, look no further than Six Flags – a company to which you repeatedly compare us. The former management team of Six Flags found itself in bankruptcy court by not managing its debt levels. We intend to maintain a balanced approach to debt reduction that will result in attractive and sustainable growth of the distribution for our unitholders over the long term.

Despite your criticism, our successful refinancing has proven to be a very wise move that the market has clearly embraced. The refinancing has stabilized our capital structure, which was causing the market and unitholders great concern. The terms also permit the Company reasonable flexibility to address its growth and capital investment needs along with its desire to pay a steadily increasing distribution to its unitholders. Contrary to your mischaracterizations, many members of the Board have considerable financial experience. We know that successful companies must move decisively and opportunistically in unsettled markets. Your unhappiness with the lender-driven, short-term restrictions on distribution payouts doesn’t change the fact that the Company is stronger under its new debt structure, and will be better able to sustain meaningful distributions for the long term. To be clear, our goal is to increase distributions, but we must do so in a manner that is both responsible and in the best interests of unitholders.

Another one of your claims is that the former COO was “let go” under “curious circumstances.” In fact, the COO resigned. Q Investments should be aware of this because its representatives have had meetings with the former COO since his resignation. His resignation was unexpected and unfortunate, but Cedar Fair’s management team maintained its focus on the business and produced very strong results. We believe Cedar Fair has the strongest management team in the industry, as is evident by the Company’s superior product quality and operating margins.

We find it curious that you will seek out the Company’s former COO –– and yet you refuse to meet with us to discuss the issues you have raised. We are left only to conclude that Q Investments has decided to file lawsuits instead of communicating directly with the Company, its Board or management. Because of these lawsuits, the Board was forced to adopt the policy that any contact initiated by Q Investments should first go through our general counsel. While your letter characterizes this policy as “absurd,” it is necessary in light of Q Investments’ proclivity for filing lawsuits – three in just the past 12 months. Litigation is clearly not an appropriate tool to foster productive discussions and your actions result in needless waste of corporate resources and unnecessary distractions from running the business.

Finally, your letter states that you intend to “campaign vigorously for [the] removal at the earliest possible time” of any successor to our current CEO who does not accede to your demands about how the Company should be managed. Statements like this from

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unitholders will only make it more difficult to attract the best possible CEO candidate. The Board takes its responsibility for succession planning very seriously. We have a thorough process in place to identify the candidate who we believe is best qualified to lead the Company and deliver long-term growth and value creation for all unitholders.

We want you to know that the Board’s members are unanimous in our opposition to the proposals you have presented for consideration at the Special Meeting of Unitholders on January 11, 2011, and this unanimity includes your “two exceptionally well qualified and completely independent designees on the board.” This Board is committed to independence and we will continue serving the best interests of all unitholders. We urge you to reconsider your current approach and meet with us to discuss the long-term potential of Cedar Fair.

Sincerely,

Richard L. Kinzel	/s/ Richard L. Kinzel

Eric L. Affeldt	/s/ Eric L. Affeldt

Darrel D. Anderson	/s/ Darrel D. Anderson

Richard S. Ferreira	/s/ Richard S. Ferreira

C. Thomas Harvie	/s/ C. Thomas Harvie

Michael D. Kwiatkowski	/s/ Michael D. Kwiatkowski

David L. Paradeau	/s/ David L. Paradeau

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John M. Scott, III	/s/ John M. Scott, III

Steven H. Tishman	/s/ Steven H. Tishman

Additional Information About the Special Meeting of Unitholders

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy has been mailed on or about December 13, 2010 to the Company’s unitholders of record as of December 9, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879

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